Exhibit 99.1

Microsoft Reports Record Revenue

Quarter marks the successful launches of Xbox 360 and SQL Server 2005

REDMOND, Wash. — Jan. 26, 2006 — Microsoft Corp. today announced revenue of $11.84 billion for the quarter ended December 31, 2005, a 9% increase over the same period of the prior year, marking the highest quarterly revenue in the company’s history. Net income for the quarter was $3.65 billion, which grew 5% from $3.46 billion for the same quarter of the previous year. Diluted earnings per share for the quarter were $0.34. Net results included $108 million, or $0.01 per share, in tax benefits.

Operating income for the quarter was $4.66 billion, a 2% decline from the same period in the prior year reflecting in part the impact of significant sales, marketing and product development expenses associated with major product launches.

“The growth in our core businesses was healthy during the quarter driven by strength in Server and Tools and the success of our Windows® Client products in a robust PC market,” said Chris Liddell, chief financial officer of Microsoft. “The quarter also marked the beginning of an important product cycle for Microsoft with the launches of Xbox 360™, SQL Server™ 2005, Visual Studio® 2005 and Microsoft Dynamics™ CRM 3.0, all of which were extremely successful and well received by our customers.”

Server and Tools revenue grew 14% over the prior year on strength across the product line. The growth of SQL Server was robust with over 20% year over year revenue growth.

“Demand for our desktop and server products from enterprise customers was particularly strong this quarter with significant sales and customer momentum from our recently launched server products,” said Kevin Turner, chief operating officer at Microsoft. “We recently conducted our annual customer satisfaction survey and remain committed to driving satisfaction improvements. Our customers are responding very favorably to the value, quality, and improved security of our new product releases.”

During the quarter, Microsoft returned over $8.5 billion to shareholders in the form of dividends and share repurchases.

Business Outlook

Microsoft management offers the following guidance for the quarter ending March 31, 2006:

•	Revenue is expected to be in the range of $10.9 billion to $11.2 billion.

•	Operating income is expected to be in the range of $4.5 billion to $4.6 billion.

•	Diluted earnings per share are expected to be $0.32 or $0.33.

Management offers the following guidance for the full fiscal year ending June 30, 2006:

•	Revenue is expected to be in the range of $44.0 billion to $44.5 billion.

•	Operating income is expected to be in the range of $17.9 billion to $18.3 billion, including $361 million for the first-quarter settlement charge.

•	Diluted earnings per share are expected to be in the range of $1.28 to $1.31. Before the first-quarter legal settlement of $0.02 and the second quarter tax benefit of $0.01, diluted earnings per share are expected to be in the range of $1.29 to $1.32.

Webcast Details and 10-Q filing

Microsoft will hold an audio webcast at 2:30 p.m. PST (5:30 p.m. EST) today with Chris Liddell, chief financial officer, and Scott Di Valerio, corporate vice president and chief accounting officer, to discuss details regarding the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on Jan 26, 2007.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to our core business model;

•	intense competition in all our markets;

•	our continued ability to protect the company’s intellectual property rights;

•	claims that we have infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of our source code;

•	actual or perceived security vulnerabilities in our products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how we design and market our products;

•	our ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not produce offsetting increases in revenue;

•	the level of corporate spending and changes in general economic conditions that affect demand for computer hardware or software;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	key component shortages and delays in Xbox® product delivery;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	changes in accounting that may affect our reported earnings and operating income;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	general economic and geo-political conditions;

•	natural disaster, cyber-attack or other catastrophic event disrupting our business;

•	acquisitions and joint ventures that adversely affect the business;

•	limitations on the availability of insurance and resulting uninsured losses;

•	sales channel disruption such as the bankruptcy of a major distributor;

•	implementation of operating cost structures that align with revenue growth;

•	continued access to third party distribution channels for MSN®; and

•	foreign currency, interest rate, fixed income, equity and commodity price risks.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.microsoft.com/msft.

All information in this release is as of January 26, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Microsoft, Windows, Xbox 360, Visual Studio, Microsoft Dynamics, Xbox and MSN are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

The names of actual companies or products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Colleen Healy, senior director, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@WaggenerEdstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft® Web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PST conference call with investors and analysts, is available at http://www.microsoft.com/msft.